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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:  Affymetrix, Inc.
          ----------------
          Edward M. Hurwitz                      Anne Bowdidge
          Vice President and                     Director of Investor Relations
          Chief Financial Officer                (408) 731-5925
          (408) 731-5000


                   AFFYMETRIX ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SANTA CLARA, CA - July 21, 2000 -- Affymetrix, Inc., (NASDAQ: AFFX) announced today that its Board of Directors has approved a two-for-one stock split of the Company's outstanding shares of common stock.

The stock split entitles each stockholder of record at the close of business on August 10, 2000, to receive a stock dividend of one additional share for every share of Affymetrix Common Stock held on that date. The additional shares resulting from the stock split will be distributed by the Company's transfer agent on August 21, 2000.

The Company currently has approximately 27.6 million shares outstanding. Upon completion of the split, the number will increase to approximately 55.2 million.

Affymetrix is a leader in developing and commercializing systems to acquire, analyze and manage complex genetic information in order to improve the quality of life. The Company's GeneChip(R) system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner, and other instruments to process the probe arrays and software to analyze and manage genetic information. The Company's spotted array system enables individual researchers to create and analyze custom microarrays on an easy-to-use, cost efficient platform. Additional information on Affymetrix and GeneChip technology can be found at www.affymetrix.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing, market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 1999 and Affymetrix' other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Affymetrix, GeneChip and the Affymetrix logo are registered trademarks used by Affymetrix, Inc.